EXHIBIT 23

Sadler, Gibb & Associates, L.L.C.
Certified Public Accountants
Registered with the Public Company
Accounting Oversight Board

Consent of Independent Accountants

An independent registration public accountants, we hereby consent to the use of our report dated April 16, 2012, with respect to the financial statements of E-Waste Systems, Inc. in its registration statement on Form S-8 related to the registration of 5,000,000 shares of common stock to be issued in connection with the Company’s 2012 Amended and Restated Equity Compensation Plan.

/s/ Sadler, Gibb & Associates, LLC
      Sadler, Gibb & Associates, LLC
      Salt Lake City, UT
      June 22, 2012